PRESS RELEASE
For Immediate Release
Ormat Technologies Contact: Dita Bronicki CEO and President +1-775-356-9029 dbronicki@ormat.com	Investor Relations Contact: Jeff Corbin/Todd Fromer KCSA Worldwide +212-896-1214/212-896-1215 jcorbin@kcsa.com/tfromer@kcsa.com

Ormat Technologies Launches Follow-On Offering of 3.5 Million
Shares of Common Stock

SPARKS, Nevada, March 28, 2006 — Ormat Technologies, Inc. (NYSE: ORA) today announced that it plans to offer 3,500,000 shares of its common stock in an underwritten follow-on public offering. The Company also plans to grant the underwriters a 30-day option to purchase up to an aggregate of 525,000 additional shares of common stock.

The Company expects to use the aggregate net proceeds from this offering for its general corporate purposes and those of its consolidated subsidiaries, which may include construction of geothermal and recovered energy generation power plants and other investments, and financing possible acquisitions.

Lehman Brothers Inc. and Goldman, Sachs & Co. are acting as joint book-running managers, Citigroup Global Markets Inc. is acting as joint lead manager and RBC Capital Markets Corporation and HSBC Securities (USA) Inc. are acting as co-managers for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of shares of common stock may be made only by means of a prospectus. Copies of the prospectus can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, New York 11717, by e-mail: monica_castillo@adp.com or fax: (631) 254-7268, or from Ormat Technologies, Inc., 980 Greg Street, Sparks, Nevada , 89431, telephone (775) 356-9029.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants.

It also designs, develops and builds, and plans to own and operate, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently has operations in the United States, Israel, the Philippines, Guatemala, Kenya, and Nicaragua.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ‘‘forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ‘‘Risk Factors’’ as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplement filed with the Securities and Exchange Commission on March 28, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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